Exhibit 23.1




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement of American Portable Telecom, Inc. of our report dated February 20, 1996 (except with respect to Note 2.(i), as to which the date is June 4, 1996), on the consolidated financial statements of American Portable Telecom, Inc. and Subsidiaries, for the year ended December 31, 1995, included in the American Portable Telecom, Inc. Current Report on Form 8-K dated June 4, 1996, and to all references to our Firm included in this Form S-8 Registration Statement.



                                        ARTHUR ANDERSEN LLP





Chicago, Illinois
August 14, 1996





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